Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HOME DIAGNOSTICS, INC.

ARTICLE 1
     The name of the corporation is: Home Diagnostics, Inc.
ARTICLE 2
     The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE 3
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE 4
     The total number of shares of stock which the corporation shall have authority to issue is 3,000, all of which shall be common stock, and the par value of each such share shall be $0.01.
ARTICLE 5
     In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, both before and after receipt of any payment for any of the corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the corporation; provided, however, that the grant of such power to the board of directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the bylaws of the corporation.
ARTICLE 6
     Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.
ARTICLE 7
     No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the

same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.
ARTICLE 8
     The corporation may indemnify, to the fullest extent permitted under the General Corporation Law of the State of Delaware, any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the corporation or (2) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization, in each case to the extent that the board of directors at any time designates any such person as entitled to the benefits of this Article 8. The corporation may additionally indemnify, to the fullest extent permitted under the General Corporation Law of the State of Delaware, any employee or agent of the corporation who is not a director or officer of the corporation in respect of service to the corporation or to another entity at the request of the corporation to the extent that the board of directors at any time designates any such person as entitled to the benefits of this Article 8.
     As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.
     The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the General Corporation Law of the State of Delaware.
     In addition to the foregoing discretionary indemnification provisions, the corporation shall indemnify, to the fullest extent permitted under the General Corporation Law of the State of Delaware, any person who was, is or is threatened to be made a party to a proceeding by reason of the fact that he or she (1) was a director or officer of the corporation at any time prior to the date of the filing of this certificate of incorporation with the Secretary of State of the State of Delaware or (2) while a director or officer of the corporation, was serving at the request of the corporation at any time prior to the date of the filing of this certificate of incorporation with the Secretary of State of the State of Delaware as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization Such right under this paragraph shall be a contract right and as such shall run to the benefit of each director or officer serving as a director or officer of the corporation at any time prior to or on the date of the filing of this certificate of incorporation with the Secretary of State of the State of Delaware. Any repeal or amendment of this paragraph shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this paragraph. Such right shall include the right to be paid by the corporation expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware. If a claim for indemnification or advancement of expenses pursuant to this paragraph is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or any committee thereof or independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the corporation (including its board of directors or any committee thereof, independent legal counsel or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions of this paragraph, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred in this paragraph shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.
ARTICLE 9
     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
ARTICLE 10
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.